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Berliner Communications Combines with UniTek USA to Become UniTek Global Services, Inc.

Fair Lawn, NJ and Blue Bell, PA, Jan. 27, 2010 -- Berliner Communications, Inc. ("Berliner"), a leading provider of installation, construction and site acquisition services to the wireless industry, today announced that it has combined with UniTek USA, LLC ("UniTek"), a premier provider of engineering, construction management and installation fulfillment services to companies specializing in the broadband cable, wireline telecommunications and satellite television industries.  UniTek is a portfolio company of HM Capital Partners, a Dallas-based private equity firm.  Under the terms of a merger agreement, HM Capital and its affiliates will ultimately hold approximately 80% of the common stock of Berliner.  Berliner intends to change its name to UniTek Global Services, Inc. (“UniTek Global Services” or the “Company”), and apply for a new ticker symbol on the OTC Bulletin Board.  Until that time, the Company will continue to trade under the symbol BERL.

With a work force over 5,400 working throughout the United States and Canada, UniTek Global Services will have the scale and resources to compete in four distinct sectors of the permanently outsourced infrastructure services industry.  The pro-forma revenue for the combined UniTek Global Services entities on an unaudited basis for 2009 is approximately $360 million.  Rich Berliner, current Chairman and CEO of Berliner, will remain on the Board of UniTek Global Services and remain as CEO of BCI Communications, Inc.  C. Scott Hisey, Founder and CEO of UniTek USA, will become CEO of the Company.  Peter Giacalone, President of UniTek USA, has been appointed Chairman of the Company.

Berliner CEO Rich Berliner commented, “As the largest stockholder of Berliner, I believe this combination is an important step in bringing real value to all of Berliner's stockholders.    As UniTek Global Services, we will be uniquely positioned to take advantage of numerous opportunities we see as wired and wireless infrastructures converge in the United States and Canada.  Together, we will be able to offer a comprehensive suite of service solutions to our clients and their customers.   We look forward to the opportunity to build on our long history in the wireless industry and provide additional services to our customers with this combined entity.  BCI Communications, Inc. will continue as the wireless division of the Company, and we will maintain our well-known brand identity and reputation for outstanding customer service.”

“This combination represents UniTek reaching another milestone in our growth and execution strategy,” said UniTek USA CEO Scott Hisey.  “We see tremendous opportunities in the wireless sector and we have combined with a great company that is extremely well positioned to grow with the industry.  Rich Berliner and his team have been in the wireless business for over 25 years and have been a part of every major technology deployment during that time.  Together, we bring the expertise, resources, reputation, geographic footprint and technology-driven service solutions to be one of the leading permanently outsourced solutions providers serving four industry sectors.  We look forward to participating with our customers in the convergence of wired and wireless technologies.”

Berliner’s Board of Directors was advised during the transaction by Duff & Phelps Securities, LLC and Kirkland & Ellis LLP.  UniTek was advised by Weil, Gotshal & Manges LLP.

Berliner, now UniTek Global Services, will conduct an investor conference call to discuss the merger at 8:30 a.m. ET on Friday, January 29, 2010. The conference call can be accessed by visiting the investor relations section of the UniTek Global Services, which can be found at www.unitekgs.com, or by telephone toll free at 1-877-941-8601, passcode 4206542. The international dial-in number for the conference call is 1-480-629-9810, passcode 4206542. This call is being web cast by ViaVid Broadcasting and can be accessed at www.unitekgs.com, www.bcisites.com or www.viavid.net.  A webcast replay of the conference call will be available approximately one hour after the call’s completion on Berliner’s investor relations Web page at http://www.bcisites.com/InvestorRelations.aspx and the Company’s Web page at www.unitekgs.com, or by telephone toll free at 1-800-406-7325, passcode 4206542. If calling from abroad, please access the conference call replay by dialing 1-303-590-3030, passcode 4206542. The replay will be available until February 5, 2010.

About Berliner

BCI Communications, Inc., a wholly-owned operating subsidiary of Berliner Communications, Inc., is an end-to-end provider of outsourced services for the wireless communications industry, including planning, deployment and management of network build-outs. BCI provides wireless carriers with comprehensive real estate site acquisition and zoning services, radio frequency and network design and engineering, infrastructure equipment construction and installation, radio transmission base station modification and project management services. For more information about Berliner's services, please visit www.bcisites.com.

About UniTek

UniTek USA, LLC, is a premier provider of engineering, construction management and installation fulfillment services to companies specializing in the telecommunications, broadband cable, cellular and satellite industries. UniTek has created a scalable operating platform, enabling each UniTek subsidiary to deliver quality services to its Fortune 100 customers. UniTek USA, LLC, based in Blue Bell, PA utilizes a diverse workforce of over 5,000 deployed throughout the United States and Canada.  For more information about UniTek, please visit  www.unitekgs.com.

Contact Info:

Ronald J. Lejman Chief Financial Officer UniTek Global Services, Inc, 1777 Sentry Parkway West Suite 302 Blue Bell, PA 19422 Office: 267.464.1703 email: rlejman@unitekgs.com	Nicholas Day General Counsel Unitek Global Services, Inc. 18-01 Pollitt Drive Fair Lawn, NJ 07410 Office: (201) 791-3200 X1073 email: nday@unitekgs.com

The statements in this press release, which are not historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual results to differ materially from our expectations. Such risks and uncertainties include, without limitation, risks detailed in our filings with the United States Securities and Exchange Commission, the risk that future trends we have identified, including, but not limited to the expected benefits and synergies related to the combination of Berliner and Unitek, our stock price, trading volume, top and bottom-line growth and liquidity, do not materialize or if they materialize that they do not have the beneficial effect we anticipate, as well as the risk that we will not be able to achieve our sales and profitability goals. All forward-looking statements in this document are made as of the date hereof, based on information available to us on the date hereof, and we disclaim any intention or obligation to revise any forward-looking statements, including, without limitation, financial estimates, whether as a result of new information, future events or otherwise.